UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

LINN Energy, LLC

(Name of Issuer)

Common Units, representing limited liability company interests

(Title of Class of Securities)

536020100

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers Holdings Inc. 13-3216325

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 14,687,228

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 14,687,228

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,687,228

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 12.9% (1)

12.	Type of Reporting Person (See Instructions) HC/CO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers Inc. 13-2518466

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,130,865

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 7,130,865

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,130,865

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.3% (1)

12.	Type of Reporting Person (See Instructions) BD/CO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons LB I Group Inc. 13-2741778

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,130,865

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 7,130,865

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,130,865

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.3% (1)

12.	Type of Reporting Person (See Instructions) CO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers MLP Partners, LP. 20-4916839

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 6,740,570

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 6,740,570

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,740,570

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.9% (1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers MLP Associates, L.P. 20-4916814

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 6,740,570

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 6,740,570

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,740,570

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.9% (1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers MLP Opportunity Associates LLC 20-8727524

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 4,289,859

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 4,289,859

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,289,859

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.8% (1)

12.	Type of Reporting Person (See Instructions) OO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers MLP Opportunity Associates LP 20-8727697

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 4,289,859

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 4,289,859

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,289,859

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.8% (1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers MLP Opportunity Fund LP 20-8727922

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 4,289,859

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 4,289,859

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,289,859

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.8% (1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons LBPEP Linn Holdings L.L.C. 26-0789156

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 319,980

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 319,980

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 319,980

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%(1)

12.	Type of Reporting Person (See Instructions) OO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers PEP Holdings Limited 98-0539397

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 319,980

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 319,980

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 319,980

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%(1)

12.	Type of Reporting Person (See Instructions) CO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers PEP Investments I, L.P. 98-0539390

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 319,980

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 319,980

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 319,980

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers PEP Investments DE, L.P. 26-1101507

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 319,980

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 319,980

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 319,980

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers PEP Investments, L.P. 98-0550256

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 319,980

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 319,980

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 319,980

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers Private Equity Partners Limited 98-0541205

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 319,980

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 319,980

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 319,980

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%(1)

12.	Type of Reporting Person (See Instructions) CO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers Private Fund Advisers, LP 20-0284317

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 319,980

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 319,980

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 319,980

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers Private Fund Advisers GP, LLC 20-0281570

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 319,980

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 319,980

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 319,980

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%(1)

12.	Type of Reporting Person (See Instructions) OO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers Private Funds Investment Company GP LLC 20-0281545

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 319,980

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 319,980

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 319,980

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%(1)

12.	Type of Reporting Person (See Instructions) OO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers Co-Investment Associates, LLC 20-5358174

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,710,334

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 2,710,334

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,710,334

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.4%(1)

12.	Type of Reporting Person (See Instructions) OO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers Co-Investment Associates, L.P. 20-5358213

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,710,334

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 2,710,334

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,710,334

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.4%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers Co-Investment Partners L.P. 20-5357220

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,710,334

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 2,710,334

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,710,334

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.4%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons LBCIP Linn Holdings, LP 26-0784802

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,710,334

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 2,710,334

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,710,334

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.4%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers Co-Investment Group, L.P. 20-5476384

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 70,315

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 70,315

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 70,315

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers Cayman GP, Ltd. N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 99,170

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 99,170

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 99,170

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%(1)

12.	Type of Reporting Person (See Instructions) CO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers Offshore Co-Investment Capital Partners Holdings, L.P. 42-1719475

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 99,170

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 99,170

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 99,170

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers Co-Investment Capital Partners, L.P. 20-5076169

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 99,170

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 99,170

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 99,170

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers U.K. Holdings (Delaware) Inc. 22-3335453

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 137,020

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 137,020

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 137,020

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1% (1)

12.	Type of Reporting Person (See Instructions) CO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers Holdings Plc. 52-2038706

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 137,020

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 137,020

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 137,020

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1% (1)

12.	Type of Reporting Person (See Instructions) OO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons LB Holdings Intermediate 1 Ltd. N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization England

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 137,020

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 137,020

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 137,020

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1% (1)

12.	Type of Reporting Person (See Instructions) OO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons LB Holdings Intermediate 2 Ltd. N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization England

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 137,020

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 137,020

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 137,020

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1% (1)

12.	Type of Reporting Person (See Instructions) OO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

CUSIP No. 536020100

1.	Names of Reporting Persons Lehman Brothers International (Europe) 98-0338449

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 137,020

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 137,020

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 137,020

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1% (1)

12.	Type of Reporting Person (See Instructions) OO

(1)  Based on 113,712,436 Common Units outstanding as of November 2, 2007 as reported in the Form 10-Q for the period ended September 30, 2007.

Item 1.
(a)	Name of Issuer Linn Energy, LLC
(b)	Address of Issuer’s Principal Executive Offices 600 Travis Suite 5100 Houston, TX 77002

Item 2.
(a)

Name of Person Filing

Lehman Brothers Holdings Inc.

Lehman Brothers Inc.

LB I Group Inc.

Lehman Brothers MLP Partners, LP

Lehman Brothers MLP Associates, LP

Lehman Brothers MLP Opportunity Associates LLC

Lehman Brothers MLP Opportunity Associates LP

Lehman Brothers MLP Opportunity Fund LP

LBPEP Linn Holdings L.L.C.

Lehman Brothers PEP Holdings Limited

Lehman Brothers PEP Investments I, L.P.

Lehman Brothers PEP Investments DE, L.P.

Lehman Brothers PEP Investments, L.P.

Lehman Brothers Private Equity Partners Limited

Lehman Brothers Private Fund Advisors, LP

Lehman Brothers Private Fund Advisers GP, LLC

Lehman Brothers Private Funds Investment Company GP, LLC

Lehman Brothers Co-Investment Associates, LLC

Lehman Brothers Co-Investment Associates, L.P.

Lehman Brothers Co-Investment Partners L.P.

LBCIP Linn Holdings, LP

Lehman Brothers Co-Investment Group, L.P.

Lehman Brothers Cayman GP, Ltd.

Lehman Brothers Offshore Co-Investment Capital Partners Holdings, L.P.

Lehman Brothers Co-Investment Capital Partners, L.P.

Lehman Brothers U.K. Holdings (Delaware) Inc.

Lehman Brothers Holdings Plc.

LB Holdings Intermediate 1 Ltd.

LB Holdings Intermediate 2 Ltd.

Lehman Brothers International (Europe)

(b)

Address of Principal Business Office or, if none, Residence

Lehman Brothers Holdings Inc.

745 Seventh Avenue

New York, New York 10019

Lehman Brothers Inc.

745 Seventh Avenue

New York, New York 10019

LB I Group Inc.

399 Park Avenue

New York, New York 10022

Lehman Brothers MLP Partners, LP

399 Park Avenue

New York, New York 10022

Lehman Brothers MLP Associates, LP

399 Park Avenue

New York, New York 10022

Lehman Brothers MLP Opportunity Associates LLC

399 Park Avenue

New York, New York 10022

Lehman Brothers MLP Opportunity Associates LP

399 Park Avenue

New York, New York 10022

Lehman Brothers MLP Opportunity Fund LP

399 Park Avenue

New York, New York 10022

LBPEP Linn Holdings L.L.C.

745 Seventh Avenue

New York, New York 10019

Lehman Brothers PEP Holdings Limited

7 New Street

Peter Port, Guernsey

Lehman Brothers PEP Investments I, L.P.

7 New Street

Peter Port, Guernsey

Lehman Brothers PEP Investments DE, L.P.

325 North Saint Paul Street

Dallas, TX 75201

Lehman Brothers PEP Investments, L.P.

7 New Street

Peter Port, Guernsey

Lehman Brothers Private Equity Partners Limited

7 New Street

Peter Port, Guernsey

Lehman Brothers Private Fund Advisers, LP

745 Seventh Avenue

New York, New York 10019

Lehman Brothers Private Fund Advisers GP, LLC

325 North Saint Paul Street

Dallas, TX 75201

Lehman Brothers Private Funds Investment Company

745 Seventh Avenue

New York, New York 10019

Lehman Brothers Co-Investment Associates, LLC

745 Seventh Avenue

New York, New York 10019

Lehman Brothers Co-Investment Associates, L.P.

745 Seventh Avenue

New York, New York 10019

Lehman Brothers Co-Investment Partners L.P.

745 Seventh Avenue

New York, New York 10019

LBCIP Linn Holdings, LP

745 Seventh Avenue

New York, New York 10019

Lehman Brothers Co-Investment Group, L.P.

745 Seventh Avenue

New York, New York 10019

Lehman Brothers Cayman GP, Ltd.

745 Seventh Avenue

New York, New York 10019

Lehman Brothers Offshore Co-Investment Capital Partners Holdings, L.P.

745 Seventh Avenue

New York, New York 10019

Lehman Brothers Co-Investment Capital Partners, L.P.

745 Seventh Avenue

New York, New York 10019

Lehman Brothers U.K. Holdings (Delaware) Inc.

745 Seventh Avenue

New York, New York 10019

Lehman Brothers Holdings Plc.

25 Bank Street

London, E14 5LE, England

LB Holdings Intermediate 1 Ltd.

25 Bank Street

London, E14 5LE, England

LB Holdings Intermediate 2 Ltd.

25 Bank Street

London, E14 5LE, England

Lehman Brothers International (Europe)

25 Bank Street

London, E14 5LE, England

(c)

Citizenship

Lehman Brothers Holdings Inc. (“Holdings”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers Inc. (“LBI”) is a corporation organized under the laws of the State of Delaware.  LBI is a broker-dealer registered under Section 15 of the Act.

LB I Group Inc. (“LB I Group”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers MLP Partners, LP (“MLP Partners”) is a limited partnership organized under the laws of the State of Delaware.

Lehman Brothers MLP Associates, L.P. (“MLP Assoc LP”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers MLP Opportunity Associates LLC

(“MLP Opport. Assoc LLC”) is a limited liability company formed under the laws of the State of Delaware.

Lehman Brothers MLP Opportunity Associates LP

(“MLP Opport. Assoc LP) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers MLP Opportunity Fund LP

(“MLP Opport. Fund”) is a limited partnership formed under the laws of the State of Delaware.

LBPEP Linn Holdings L.L.C. (“LBPEP”) is a limited liability company formed under the laws of the State of Delaware.

Lehman Brothers Private Funds Investment Company GP, LLC (“LB Private Funds”) is a limited liability company formed under the laws of the State of Delaware.

Lehman Brothers Private Fund Advisers GP, LLC (“LB Private Fund Advisers GP”) is a limited liability company formed under the laws of the State of Delaware.

Lehman Brothers Private Fund Advisers, LP (“LB Private Fund Advisers LP”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers Private Equity Partners Limited (“LB Private Equity Partners”) is a corporation formed under the laws of Guernsey.

Lehman Brothers PEP Investments, L.P., (“LB PEP Investments”) is an investment partnership formed under the laws of Guernsey.

Lehman Brothers PEP Investments DE, L.P. (“LB PEP Investments DE”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers PEP Investments I, L.P. (“LB PEP Investment I LP”) is a limited partnership formed under the laws of Guernsey.

Lehman Brothers PEP Holdings Limited (“LB PEP Holdings Ltd.”) is a corporation formed under the laws of Guernsey.

Lehman Brothers Co-Investment Associates, LLC (“LB Co-Investment Assoc LLC”) is a limited liability company formed under the laws of the

State of Delaware.

Lehman Brothers Co-Investment Associates, L.P. (“LB Co-Investment Assoc LP”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers Co-Investment Partners L.P. (“LB Co-Investment Partners LP”) is a limited partnership formed under the laws of the State of Delaware.

LBCIP Linn Holdings, LP (“LBCIP Linn”) is a limited partnership formed under the laws of the State of the Delaware.

Lehman Brothers Co-Investment Group, L.P. (“LB Co-Investment Group”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers Cayman GP, Ltd (“LB Cayman”) is a corporation formed under the laws of the Cayman Islands.

Lehman Brothers Offshore Co-Investment Capital Partners Holdings, L.P. (“LB Offshore”) is a limited partnership formed under the laws of the Cayman Islands.

Lehman Brothers Co-Investment Capital Partners, L.P. (“LB Co-Investment Capital”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers U.K. Holdings (Delaware) Inc., (“LB UK Holdings Inc.”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers Holdings Plc (“LB Holdings Plc”) is a public limited company formed under the laws of the United Kingdom.

LB Holdings Intermediate 1 Ltd. (“LBH Intermediate 1”) is a limited company formed under the laws of England.

LB Holdings Intermediate 2 Ltd. (“LBH Intermediate 2”) is a limited company formed under the laws of England.

Lehman Brothers International (Europe) (“LBIE”) is a unlimited liability company formed under the laws of the United Kingdom.

(d)	Title of Class of Securities Common Units

	(e)	CUSIP Number 536020100

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: See Item 9 of cover pages.
	(b)	Percent of class: See Item 11 of cover pages.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote
		(ii)	Shared power to vote or to direct the vote
		(iii)	Sole power to dispose or to direct the disposition of
		(iv)	Shared power to dispose or to direct the disposition of
See Items 5-8 of cover pages.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

LB I Group Inc. actually owns 319,980 common units reported herein.  LB I Group Inc. is wholly-owned by LBI, which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LBI and Holdings may be deemed to be the beneficial owner of the common units owned by LB I Group Inc.

MLP Opport. Fund is the actual owner of 4,289,859 common units reported herein.  MLP Opport. Assoc LP is the general partner of MLP Opport. Fund.   MLP Opport. Assoc LLC is the general partner of MLP Opport. Assoc LP and is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, MLP Opport. Assoc LP, MLP Opport. Assoc LLC and Holdings may be deemed to be the beneficial owners of the common units owned by MLP Opport. Fund.

MLP Partners is the actual owner of 6,740,570 common units reported herein.  MLP Assoc LP is the general partner of MLP Partners.  LB I Group is the general partner of MLP Assoc LP and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, MLP Assoc LP, LB I Group, LBI and Holdings may be deemed to be the beneficial owners of the common units owned by MLP Partners.

LBCIP Linn actually owns 2,710,334 common units reported herein.  LB Co-Investment Partners LP is the general partner of LBCIP Linn.  LB Co-Investment Assoc LP is the general partner of LB Co-Investment Partners LP.  LB Co-Investment Assoc LLC is the general partner of LB

Co-Investment Assoc LP and is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LB Co-Investment Partners LP, LB Co-Investment Assoc LP and LB Co-Investment Assoc LLC may be deemed to be the beneficial owners of the common units owned by LBCIP Linn.

LB Co-Investment Capital actually owns 99,170 common units reported herein.  LB Offshore is the general partner of LB Co-Investment Capital.  LB Cayman is the general partner of LB Offshore and is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LB Offshore  and LB Cayman may be deemed to be the beneficial owners of the common units owned by LB Co-Investment Capital.

LB Co-Investment Group actually owns 70,315 common units reported herein.  LB I Group is the general partner of LB Co-Investment Group..  LB I Group. is wholly-owned by LBI, which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LB I Group, LBI and Holdings may be deemed to be the beneficial owners of the common units owned by LB Co-Investment Group.

LBPEP actually owns 319,980 common units reported herein.  LB PEP Holdings Ltd. is the sole member/manager of LBPEP and is wholly-owned by LB PEP Investment I LP.  LB PEP Investments DE is the general partner of LB PEP Investment I LP.  LB PEP Investments is the general partner of LB PEP Investments DE.  LB Private Equity Partners is the general partner of LB PEP Investments and is a public company of which approximately 20% of the outstanding securities are held by Lehman Brothers Offshore Partners Ltd., an indirect subsidiary of Holdings.  LB Private Fund Advisers LP is an investment manager for LB Private Equity Partners.  LB Private Fund Advisers GP is the general partner of LB Private Fund Advisers LP and is wholly-owned by LB Private Funds, which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LB PEP Holdings Ltd, LB PEP Investment I LP, LB PEP Investment DE, LB PEP Investments, LB Private Equity Partners, LB Private Fund Advisers LP, LB Private Fund Advisers GP, LB Private Funds and Holdings may be deemed to be the beneficial owners of the common units owned by LBPEP Linn.

LBIE actually owns 137,020 common units reported herein.  LBIE is wholly-owned by LBH Intermediate 2, a majority of which is owned by LBH Intermediate 1.  LBH Intermediate I is wholly-owned by LB Holdings Plc, a majority of which owned LB UK Holdings Inc.   LB UK Holdings Inc. is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LBH Intermediate 2, LBH Intermediate 1, LB Holdings Plc, LB UK Holdings Inc. and Holdings may be deemed to be the beneficial owners of the common units owned by LBIE.

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of Group
Not Applicable

Item 10.	Certification

☐            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

☒          By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Senior Vice President

LB I GROUP INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS MLP PARTNERS, LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS MLP ASSOCIATES, L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS MLP OPPORTUNITY FUND LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LBPEP LINN HOLDINGS LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS PEP HOLDINGS LIMITED

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS PEP INVESTMENTS I, L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS PEP INVESTMENTS DE, L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS PEP INVESTMENTS L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS PRIVATE EQUITY PARTNERS LIMITED

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS PRIVATE FUND ADVISERS, LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS PRIVATE FUND ADVISERS GP, LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS PRIVATE FUNDS INVESTMENT COMPANY

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS CO- INVESTMENT ASSOCIATES, LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CO- INVESTMENT ASSOCIATES, LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CO- INVESTMENT PARTNERS L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LBCIP LINN HOLDINGS, LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CO- INVESTMENT GROUP, LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CAYMAN GP, LTD.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS OFFSHORE CO- INVESTMENT CAPITAL PARTNERS HOLDINGS, L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CO- INVESTMENT CAPITAL PARTNERS, LP.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS U.K. HOLDINGS (DELAWARE) INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS HOLDINGS PLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LB HOLDINGS INTERMEDIATE 1 LTD

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LB HOLDINGS INTERMEDIATE 2 LTD

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS INTERNATIONAL (EUROPE)

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: February 13, 2008

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Senior Vice President

LB I GROUP INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS MLP PARTNERS, LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS MLP ASSOCIATES, L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS MLP OPPORTUNITY FUND LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LBPEP LINN HOLDINGS LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS PEP HOLDINGS LIMITED

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS PEP INVESTMENTS I, L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS PEP INVESTMENTS DE, L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS PEP INVESTMENTS L.P.

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LEHMAN BROTHERS PRIVATE EQUITY PARTNERS LIMITED

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LEHMAN BROTHERS PRIVATE FUND ADVISERS, LP

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LEHMAN BROTHERS PRIVATE FUND ADVISERS GP, LLC

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LEHMAN BROTHERS PRIVATE FUNDS INVESTMENT COMPANY

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LEHMAN BROTHERS CO- INVESTMENT ASSOCIATES, LLC

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Vice President

LEHMAN BROTHERS CO- INVESTMENT ASSOCIATES, LP

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Vice President

LEHMAN BROTHERS CO- INVESTMENT PARTNERS L.P.

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Vice President

LBCIP LINN HOLDINGS, LP

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Vice President

LEHMAN BROTHERS CO- INVESTMENT GROUP, LP

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Vice President

LEHMAN BROTHERS CAYMAN GP, LTD.

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Vice President

LEHMAN BROTHERS OFFSHORE CO- INVESTMENT CAPITAL PARTNERS HOLDINGS, L.P.

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Vice President

LEHMAN BROTHERS CO- INVESTMENT CAPITAL PARTNERS, LP.

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Vice President

LEHMAN BROTHERS U.K. HOLDINGS (DELAWARE) INC.

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Vice President

LEHMAN BROTHERS HOLDINGS PLC

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LB HOLDINGS INTERMEDIATE 1 LTD

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LB HOLDINGS INTERMEDIATE 2 LTD

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LEHMAN BROTHERS INTERNATIONAL (EUROPE)

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory